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                                                                     EXHIBIT 5.1

                           Bausch & Lomb Incorporated
                             One Bausch & Lomb Place
                            Rochester, New York 14604

                                                                   July 29, 2003

Bausch & Lomb Incorporated
One Bausch & Lomb Place
Rochester, New York 14604

     I am Senior Vice President and General Counsel of Bausch & Lomb Incorporated, a New York Corporation (the "Company") and I am rendering this opinion in connection with the Company's Registration Statement on Form S-3 No. 333-90468 (the "Registration Statement") filed on June 14, 2002 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") and effective on June 25, 2002 with respect to the Company's debt securities (the "Debt Securities"), Warrants to Purchase Debt Securities, preferred stock and common stock (the "Warrants"), Class A preferred stock, par value $1.00 (the "Class A Preferred Stock"), and common stock, par value $.40 (the "Common Stock") and the Prospectus Supplement dated July 29, 2003, with respect to the issuance of $50,000,000 the Company's 5.90% Senior Notes due 2008 (the "Notes").

     I, or attorneys under my supervision, have examined the form of Indenture referred to in the Registration Statement between the Company and Citibank, N.A. (the "Trustee"), dated as of September 1, 1991, as amended by Supplemental Indenture No. 1, dated May 13, 1998, Supplemental Indenture No. 2, dated July 29, 1998, Supplemental Indenture No. 3, dated November 21, 2002 and Supplemental Indenture No. 4, dated the closing date of the sale of the Notes (the "Indenture") pursuant to which the Notes may be issued, and I have examined such other documents and made such other investigations as I have deemed necessary or advisable for purposes of this opinion.

     Upon the basis of such examination and investigation, I am of the opinion that:

     1. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of New York.

     2. The execution and delivery of the Indenture by the Company and the issuance and sale of the Notes have been validly authorized by all necessary corporate action of the Company.

     3. When the Notes shall have been executed, authenticated and delivered against payment therefore, the Notes shall constitute binding obligations of the Company enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors' rights generally and subject to general principles of equity.

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     I hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to me under the heading "Legal Opinion" in the prospectus contained in the Registration Statement.


                                                 Very truly yours,

                                                 /s/ Robert B. Stiles

                                                 Robert B. Stiles
                                                 Senior Vice President and
                                                 General Counsel